EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

Date:	November 22, 2004
Contact:	Julie Langenheim
Title:	Executive Services and Investor Relations Manager
Phone:	1-509-459-6100
Internet:	InvestorRelations@WestCoastHotels.com

www.westcoasthotels.com
www.ticketswest.com
www.redlion.com
www.g-b.com

WestCoast Hospitality Corporation Announces the Hiring of Top Hospitality
Industry Executive, Anupam Narayan, as Executive Vice President

November 22, 2004

SPOKANE, Wash. - WestCoast Hospitality Corporation (NYSE: WEH) today announced that it has hired Anupam Narayan as its Executive Vice President, Chief Investment Officer. Mr. Narayan has nearly 25 years of experience in the hospitality industry, chiefly in executive, strategic and financial positions. From 1998 to March 2004, he served in various capacities as an executive officer of Best Western International Inc., including his most recent position as Senior Vice President, Global Brand Management and Chief Financial Officer and a three-month period as Acting President and Chief Executive Officer during 2002. From 1985 to 1998, Mr. Narayan was employed by Doubletree Corporation and Red Lion Hotels, Inc., serving as Senior Vice President and Treasurer immediately prior to his move to Best Western.

Arthur Coffey, President and Chief Executive Officer of WestCoast Hospitality Corporation, said, “We are absolutely delighted to have Anupam join our executive team. He brings with him an outstanding professional reputation and an extensive background in the hospitality industry. His previous experience with our Red Lion brand will give him an immediate ability to positively influence our strategy and operations.”

Mr. Narayan will also be appointed to the position of Chief Financial Officer being vacated by Peter Hausback, who is leaving the company to pursue other opportunities. Mr. Hausback has agreed to remain with the company through January 15, 2005 to facilitate a smooth transition. “Peter has provided key oversight of the company’s financial and accounting operations since I became CEO in early 2003,” said Mr. Coffey. “He will be missed and we wish him the best in his new endeavors.”

Mr. Narayan’s hire makes him the latest of several talented executives to join WestCoast Hospitality Corporation’s senior team over the last 14 months. In August 2004, Anthony Dombrowik, the company’s principal accounting officer, was promoted to Vice President, Corporate Controller. In April 2004, hospitality industry veteran William Heaney joined the company as Vice President, Sales. Thomas McKeirnan was promoted to Vice President, General Counsel in January 2004, and long-time operating officer John Taffin re-joined the company as Executive Vice President, Hotel Operations in September 2003.

“I am excited to be able to join WestCoast Hospitality Corporation during a time of so much opportunity,” said Mr. Narayan. “The company has assembled a highly knowledgable and dynamic management team. I am very much looking forward to working with my new colleagues to promote the company’s growth and build the company’s shareholder value through maximizing the return on all the company’s assets, including its Red Lion brand.”

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast® and Red Lion® brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and brokering sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, matters discussed in the company’s annual report on Form 10-K for the 2003 fiscal year and in other documents filed by the company with the Securities and Exchange Commission.

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